UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Cummings, John R
   203 Copper Springs


   Sedona, AZ  86351
2. Issuer Name and Ticker or Trading Symbol
   Comptek Research, Inc. (CTK)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/98
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially
          Owned
-------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans-
                                              action      action
                                              Date        Code
                                              (Month/
                                              Day/Year)   Code V
-------------------------------------------------------------------
Common Stock                                  12/01/98    G    V
Common Stock
-----------------------------------------------------------------
4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
or Disposed of (D)            Securities         Indirect
              A               Beneficially   D   Beneficial
              or              Owned at       or  Ownership
Amount        D  Price        End of Month   I
-----------------------------------------------------------------
21,000.00     D               147,000.00     D  Direct
                              40,000.00      I  by wife

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or
Beneficially Owned  (Columns 1 through 6)
--------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-
Security                       or Exercise     action
                               Price of        Date
                               Derivative
                               Security
--------------------------------------------------------------
----------------------------------------------------------------------
4)Trans-  5)Number of Derivative            6)Date Exercisable and
action    Securities Acquired (A)           Expiration Date
Code      or Disposed of (D)

Code  V   A                D                Exercisable  Expiration
----------------------------------------------------------------------

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or
Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------
                   8)Price     9)Number of   10) 11)Nature of
                   of Deri-    Derivative        Indirect
                   vative      Securities    D   Beneficial
     Amount or     Security    Beneficially  or  Ownership
     Number of                 Owned at      I
     Shares                    End of Month
-----------------------------------------------------------------

Explanation of Responses:

-
John Cummings disclaims beneficial ownership of the shares owned by Barbara Cummings, his wife.


SIGNATURE OF REPORTING PERSON
/S/ By: Christopher A. Head, Esq.
    For: John R. Cummings
DATE